Exhibit 10.9

April 8, 2009

Yao-Ting Su
Chairman and CEO
APlus International, Ltd.
2235 E Flamingo RD, #201A
Las Vegas, Nevada 89119

Dear Mr. Su:

This letter agreement (“Agreement”) confirms the terms upon which APlus International, Ltd., together with all subsidiaries, affiliates, successors and other controlled units, either existing or formed subsequent to the execution of this engagement (defined for the purposes of this Agreement as “Client”), engages Dragonfly Capital Partners, LLC (“Dragonfly”), to provide advisory services pertaining to a transaction between Client and Sparking Events, Inc. (the “Transaction”) on a best efforts basis.

Upon the closing of a Transaction, Dragonfly shall receive (after any forward stock splits or adjustments) 350,000 shares of common stock and warrants to purchase 250,000 share of common stock of Client. The warrants shall have a strike price of $1.00 and shall expire on May 1, 2011. The warrants will have registration rights requiring their registration on the company second registration statement, which shall be filed no later than January 1, 2010. However, in the event that a registration statement for the shares underlying the warrants is not declared effective by May 1, 2010, the warrants shall become cashless.

The term of this Agreement shall be for one year (“Term”). If the terms of our engagement as set forth in this Agreement (including the attached Standard Terms and Conditions) are agreed to, kindly sign the enclosed copy of this letter and return it to the undersigned.

By:	/s/ Yao-Ting Su	By:	/s/ Jeffrey Singer
	Yao-Ting Su		Jeffrey Singer
	APlus International, Ltd.		Dragonfly Capital Partners, LLC

Dragonfly Capital Partners, LLC - Member NASD/SIPC

STANDARD TERMS AND CONDITIONS

The following general terms and conditions shall be incorporated by reference into the engagement letter agreement, dated April 8, 2009 between APlus International, Ltd. and Dragonfly to which these terms are attached (the Agreement). Capitalized terms used below without definition shall have the meanings assigned to them in the Engagement Letter and any references herein to the “Agreement” shall mean the Engagement Letter Agreement together with these Standard Terms and Conditions. These Standard Terms and Conditions will survive the termination of this Agreement.

Section 1. Indemnification and Contribution.

(a) Client agrees (i) to indemnify and hold harmless Dragonfly and its affiliates, and the respective members, managers, directors, officers, agents, and employees of Dragonfly, its affiliates and its associated broker dealer (Dragonfly and each such entity or person being referred to as an “Indemnified Person”), and the respective heirs, representatives, successors and assigns of the Indemnified Persons from and against any losses, claims, demands, damages or liabilities of any kind relating to or arising out of activities performed or services furnished pursuant to the Agreement or Dragonfly’s role in connection therewith, within a reasonable time after such expenses are incurred or paid; and, (ii) to defend each Indemnified Person with Client’s counsel and to pay for all expenses (including reasonable fees and disbursements) of such counsel in connection with investigating, preparing or defending any investigative, administrative, judicial or regulatory action or proceeding in any jurisdiction related to or arising out of such activities, services, or role, in connection with pending or threatened litigation to which any Indemnified Person is a party. Client will not, however, be responsible for any such losses, claims, demands, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted primarily from Dragonfly’s gross negligence or willful misconduct. Client also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Client or any of its security holders or creditors for or in connection with the Agreement, any financing or Dragonfly’s role or services in connection therewith, except to the extent that any such liability for losses, claims, demands, damages, liabilities or expenses incurred by Client is finally judicially determined to have resulted primarily from Dragonfly’s gross negligence or willful misconduct. In the event of such judicial determination, Dragonfly shall indemnify and hold harmless Client and its affiliates, and the respective directors, officers, agents, and employees of Client in the same manner as set forth in this Section 1(a). In no event shall Client or any Indemnified Person be responsible for any special or consequential damages.

(b) Client shall not be liable for any settlement of any litigation or proceeding effected without its prior written consent (which shall not be unreasonably withheld). Client will not, without Dragonfly’s written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Person is an actual or potential party thereto, unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from any liabilities arising out of such claim, action or proceeding. If Client enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities, Client shall provide for the assumption of its obligations under this Section 1 by another party reasonably satisfactory to Dragonfly.

(c) If the foregoing indemnification is unavailable or insufficient to hold an Indemnified Person harmless in respect of any losses, claims, damages or liabilities referred to therein then, in lieu of indemnifying such Indemnified Person hereunder. Client shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) in such proportion as is appropriate to reflect the relative benefits to Client, on the one hand, and Dragonfly, on the other hand, of the financing (whether or not the financing is consummated) and also the relative fault of each of Client and Dragonfly, as well as any other relevant equitable considerations; provided, however, that in no event shall the Indemnified Persons be required to contribute an aggregate amount in excess of the aggregate amount of fees actually received by Dragonfly under the Engagement Letter (unless it is finally judicially determined that any Indemnified party acted with gross negligence or willful misconduct). For the purposes of this Agreement, the relative benefits to Client and Dragonfly of the financing shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by Client or its security holders, as the case may be, in connection with the financing or financings that are the subject of the Engagement Letter, whether or not any such financing is consummated, bears to (b) the fees paid or to be paid to Dragonfly under the Engagement Letter.

Section 2. Financial Advisory Role, Information, Reliance, Confidentiality, etc.

(a) Client understands that Dragonfly is acting solely as an independent contractor and is not undertaking to provide any legal, accounting or tax advice in connection with its engagement under the Agreement and that Dragonfly’s role in any due diligence will be limited solely to assisting Client in coordinating the work of Client’s other professional advisers.

(b) Client agrees to provide to Dragonfly all information reasonably requested by Dragonfly for the purpose of its engagement under the Agreement and to provide access during regular business hours to employees and officers and directors of Client as Dragonfly reasonably requests. Dragonfly shall be entitled to rely upon and assume, without any obligation of independent verification, the accuracy and completeness of all information that is publicly available and all information that has been furnished to it by Client or any target company or otherwise reviewed by Dragonfly, and Dragonfly shall not assume any responsibility or have any liability therefore. Dragonfly has no obligation to conduct any appraisal of any assets or liabilities.

Dragonfly Capital Partners, LLC - Member NASD/SIPC

(c) In order to enable Dragonfly to bring relevant expertise to bear on its engagement under the Agreement among its global affiliates, Client agrees that Dragonfly may share information obtained from Client hereunder with its affiliates, and may perform the services contemplated hereby in conjunction with its affiliates; provided, however, that the fee, if payable, shall be paid only to Dragonfly or its associated broker/dealer and that no other affiliate shall have any claim or demand against Client to receive any portion of its fee. Client agrees that, following the closing of an investment, Dragonfly may, at its option and expense, place an advertisement or announcement in such newspapers and periodicals as it may determine describing Dragonfly’s role, subject to the prior approval of Client and its legal counsel.

(d) Dragonfly’s financial advice is intended solely for the benefit and use of the Board of Directors of Client in considering a financing, is not on behalf of, and shall not confer rights or remedies upon, any shareholder or creditor of Client or any other person, and may not be used or relied upon for any other purpose. Client will treat Dragonfly’s advice as confidential and will not disclose it to any third party in any manner without Dragonfly’s prior written approval.

(e) In the event Client requests that Dragonfly deliver documents or information relating to a financing via electronic transmissions or delivery of such document or information is required by law or regulation to be made via electronic transmissions, Client acknowledges and agrees that the privacy and integrity of electronic transmissions cannot be guaranteed. To the extent that any documents or information relating to Dragonfly’s engagement under the Agreement or a financing are transmitted electronically, Client agrees to release Dragonfly from any loss or liability incurred in connection with the electronic trapsmission of any such documents and information, including the unauthorized interception, alteration or fraudulent generation and transmission of electronic transmissions by third parties; provided, however, that Client shall not release Dragonfly from such losses or liabilities to the extent that they are finally judicially determined to have resulted from Dragonfly’s gross negligence or willful misconduct.

Section 3. Miscellaneous.

(a) The Agreement may not be assigned by Client or Dragonfly without the prior written consent of the other party . The Agreement constitutes the entire understanding of the parties with respect to the subject matter thereof, supersedes all prior agreements with respect thereto, may not be amended except in writing signed by both of the parties, has been duly authorized and executed by each of the parties hereto and constitutes the legal, binding obligation of each such party. Notices permitted or required hereunder shall be to the following addresses (or such other address as shall be notified by a party hereto from time to time): if to Dragonfly-Dragonfly Capital LLC, 1310 S. Tryon Street, Suite 109, Charlotte, NC 28203 Telecopier: (704) 342-9750 Attention: Don Millen with a copy to: Jeffrey Singer, Telecopier: (646) 619-4972. If to Client, then to individual and address as provided on page 1 of this Agreement. Notice may be given (i) by registered or certified mail, postage prepaid, return receipt requested, effective 7 days after posting, (ii) by confirmed fax, effective on the next business day in recipient’s location, or (iii) by messenger or courier, effective upon receipt. The headings in this agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this agreement or any of its provisions. This agreement may be executed in counterparts, each of which, when taken together, shall constitute one duly executed original agreement.

(b) This Agreement may not be modified or amended except in writing executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. This Agreement supersedes all prior agreements between the parties concerning the subject matter hereof. Neither party may assign this Agreement without the prior written consent of the other party. If any provision of this Agreement shall for any reason be held invalid or unenforceable by any court, governmental agency or arbitrator of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

(c) Any dispute arising hereunder, if not settled by mutual agreement, shall, at either party’s option, and, upon written notice by one party to the other, be settled by final and binding arbitration in New York, New York. The arbitration shall be conducted in accordance with the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association (“AAA Rules”) by a single disinterested arbitrator appointed in accordance with such AAA Rules.

(d) The arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses in such manner as is determined by the arbitrators.

(e) Judgment upon the award rendered by the arbitrators may be entered in any court having personal and subject matter jurisdiction. Each party hereby submits to the in personam and subject matter jurisdiction of the federal and state courts in the County of New York for the purpose of confirming

Dragonfly Capital Partners, LLC - Member NASD/SIPC